Exhibit 4.50

PLATFORM SOFTWARE LICENSE AGREEMENT

This Platform Software License Agreement (the “Agreement”) is entered into on December 10,2013 (the “Effective Date”) in Shanghai, China, by and between the following two parties:

Party A: Shanghai Juhuo Network Technology Co., Ltd

Address: 11FL Building No. 3 No.700 Yishan Road, Xuhui District, Shanghai, the People’s Republic of China

Party B: Shanghai Giant Network Technology Co., Ltd

Address: 11 FL, Building No.3, 700 Yishan Road, Xuhui District, Shanghai 200233, the People’s Republic of China

RECITALS

1.	WHEREAS,

1.1	Party A is in the business of developing supportive platform software for customer service of World of Xianxia V1.0 ;

1.2	Party B is in the business of operating and distributing online games World of Xianxia;

1.3	Party A agrees to provide Party B with the supportive platform software for customer service of World of Xianxia V1.0 in assistance to the online game World of Xianxia operated by Party B in order to enhance user’s loyalty and improve the service quality.

NOW, THEREFORE, in consideration of the foregoing and mutual covenants, Party A and Party B agree as follows:

2.	DEFINITIONS

Unless otherwise defined in the context, the following terms in this Agreement shall have the meanings assigned to them as follows:

2.1	“Business Day(s)” shall mean any day other than Saturday, Sunday or a legal holiday in the People’s Republic of China.

2.2	“Territory” for the purpose of this Agreement, refers to all parts of the People’s Republic of China except the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

2.3	“Intellectual Property Right(s)” means any and all of the following things, no matter whether tangible or intangible, whether in existence at present or in the future, or whether having a name designated, a term or known, (a) rights: all rights in connection with creative works and authorship in the whole world, including but not limited to copyrights (including but not limited to the exclusive rights to prepare derivative works thereof, and the right to copy, produce, reproduce, modify, display such works and there derivatives, and to distribute copies thereof), and moral rights, which include but are not limited to all rights under the right of authorship and the right to modify the relevant works; (b) the right to protection of trade secrets and confidential information, and other related rights, (c) patents, designs, and operation rules, and other trade rights and related rights; (d) other intellectual property rights and trade rights of every and all kinds in the whole world, no matter how they are designated, rights related to any of intangible rights similar to any of the above, including without limiting trade logo, leasehold, and proceeds of leasehold, no matter whether based on law, contract, license or otherwise, (e) right of registration, application, restatement, expansion, extension, partition or redistribution (including without limiting any of the above), and (f) exclusive property ownership right to all the above rights and related rights, including without limitation the rights under subordinate agreements, appointments, guaranties, mortgages, sales, removals, transfers, authorizations, assignments, partitions and licenses, and the right to divide or use (or not to use) such property in any way, including without limitation pre-conditions and statements related thereto, and other rights related thereto.

2.4	“ Platform Software” means the supportive platform software for customer service of World of Xianxia V1.0 (Registration Number 2013SR100330) developed by Party A for the sole purpose of the online game World of Xianxia operated by Party B. This Software can be used to monitor in the background, to punish, to supervise the number of concurrent users, to manage the billboard, to provide real-time answering, to collect statistics, to administrate permission and to manage the system.

3.	LICENSE GRANT

3.1	Party A hereby grants a license to Party B to use the Platform Software under this Agreement.

3.2	Under the provisions of this Agreement, Party B shall not distribute, reauthorize, export from the Territory or assist or export outside the Territory.

4.	DELIVERY

Party A shall deliver to Party B the Platform Software and related materials within 30 Business Days from the Effective Date, including, but not limited to, Platform Software code, pictures, technical manuals and other materials and tools necessary for using the Platform Software in the Territory.

5.	OWNERSHIP AND INTELLECTUAL PROPERTY RIGHTS

5.1	Party A hereby represents and warrants that it has complete copyrights to the Platform Software and the rights granted as well as the right to license them to Party B. These rights are all its rights as owner of the software, and do not infringe on the rights of others.

5.2	Party B agrees that all Intellectual Property Rights in existence at present or in the future belongs to Party A, and Party A shall have the exclusive right to protection thereof.

5.3	Party B agrees that it shall never attempt to register or make any claim or assertion that may harm the validity of Intellectual Property Rights owned or licensed by Party A.

5.4	Party B will use its best effort to protect the technology licensed from Party A, including but not limited to, developing the implementing system for this purpose, ensuring that unauthorized persons shall have no access to the platform software, tools and relevant confidential documents tools and relevant confidential documents. Party B shall also ensure that the personnel who have access to platform software, tools and relevant confidential documents shall not disclose or reproduce them without proper authorization.

5.5	To avoid any doubt, all Intellectual Property Rights and other game rights, including any merge upgraded version or any upgrade, adaption, change and/or modification, and all relevant Intellectual Property Rights shall belong to Party A, including any upgraded and/or modified versions and all related Intellectual Property Rights thereof. However, all data and data documents (including but not limited to user data, records and data saved in the database, interfacing records, payment records, chat records and other related data generated by the server in the Territory) and files related thereto shall belong to Party B. Unless expressly described herein, neither Party A or Party B has any right in the Intellectual Property Rights of the other. Party B shall not use software (including its upgraded, modified, localized or translated versions) in any way outside the Territory. Party A shall have the right to use, sell and/or license similar software (including its upgraded, modified, localized or translated versions) (i) in any place after performance hereunder is completed; and (ii) in any other country other than the Territory during the term of this Agreement, unless such upgraded, modified, localized or translated versions are created at Party B’s cost.

6.	Fees

6.1	Initial License Fee

Both parties agree that Party B shall pay a lump sum initial license fee to Party A in the amount of 65 million RMB within 50 business days after the Effective Date of this Agreement

6.2	Loyalty Fee

The calculation method for the royalty fee shall be as follows:

The game points consumed in the online game World of Xianxia/ 100*(1-the ratio between discount of game card and channeling cost)*(1-rate of taxes and fees)*sharing rate

Note:

the ratio between the discount of game card and channeling cost shall be determined by the average unite price in the previous year. (The specific figure will be further confirmed by both parties through mails)

the rate of taxes and related fees: determined by tax policy decided by the government sharing rate: 24%

royalty fee shall be paid in RMB

6.3	Party B shall keep the accounting records and vouchers relating to the operation of the Platform Software for at least three years, and Party A shall have the right to audit the operation of the Platform Software as long as such audit does not interfere with the normal business operations of Party B.

6.4	If Party B fails to pay to Party A the fees in accordance with this Agreement, Party A shall have the right to serve on Party B a notice of payment. After Party B receives such notice, a penalty shall accrue at the daily rate of 0.02%.

7.	TECHNICAL MAINTENANCE AND SUPPORT SERVICES

7.1	Without Party A’s prior written approval, Party B shall not modify on its own or authorize a third party to modify the Platform Software, including adding any software patches. Otherwise, Party A may immediately terminate the license hereunder. Party A shall have no liability whatsoever if Party B breaches this provision and as a result a part of the Platform Software infringes upon the intellectual property rights of any third party, or the data and software of Party B or any such third party are damaged or lost.

7.2	If Party B needs to modify, upgrade or further develop the Game Software, it shall authorize Party A to complete the relevant modification and development at Party B’s cost. The parties shall enter into a separate agreement with regard to such authorization.

7.3	Party B shall permit Party A to monitor different kinds of information in the services via internet access to Platform Software services on a real-time and remote basis, including but not limited to, game database and charge database.

8.	MODIFICATION AND TERMINATION

Neither party shall modify or terminate the Agreement unless the parties agree mutually and in writing.

9.	RESULT OF TERMINATION

Unless otherwise agreed upon by the parties, after termination of this Agreement in any event:

9.1	All of Party B’s rights related to the Platform Software shall automatically terminate, and Party B shall immediately stop using the software, tools and source codes in the initial and local form of the Platform Software; and destroy or return (at Party A’s discretion) all materials provided by Party A, and provide a written confirmation of destruction or return signed by Party B’s authorized representative.

9.2	No termination shall affect the interests that have been acquired, and Party B shall continue to pay the license fee already accrued.

10.	FAULT

10.1	Any of the following shall be deemed a fault: (i) A Party hereto materially breaches its contract with a third party and thus causes material damage to such third party, and the situation remains unchanged for 60 days; (ii) A Party will go bankrupt.

10.2	In the occurrence of a fault defined above, the Party without fault may terminate this Agreement by written notice to the Party at fault. This remedy is in addition to other remedies under this Agreement and is not the only remedy available to the Party without fault.

11.	CONFIDENTIAL

11.1	The parties agree that, without a prior written notice to the other, they will not use for their own benefit or disclose to any third party any provisions of this Agreement or any extension, expansion or termination of this Agreement, or any confidential information of the other Party. For the purpose of this Agreement, Confidential Information means all information relating to the business of Party A or Party B, including but not limited to unreleased information regarding the Platform Software, related technology and specific application, arrangements with any individual or entity, source of producing, and financial information of Party A or Party B.

11.2	After termination of this Agreement for whatever reason, each of the parties shall return to the other all Confidential Information, including but not limited to handbooks, correspondence, notebooks, reports, advertising language, promoting materials, and other materials relating to the other Party and owned, controlled or kept by the other Party (including copies thereof). This provision shall survive the termination of this Agreement.

12.	INDEMNIFICATION

12.1	Under the following circumstances, Party B shall indemnify Party A and its agents, employees, directors, personnel and shareholders against any harm inflicted by third parties:

(i)	Party B breaches this Agreement;

(ii)	Agents or employees of Party B act in bad faith.

12.2	Under the following circumstances, Party A shall indemnify Party B and its agents, employees, directors, personnel and shareholders against any harm inflicted by third parties:

(i)	Party A breaches this Agreement;

(ii)	Agents or employees of Party A act in bad faith.

12.3	The procedures for protection are as follows:

(i)	The Party seeking protection serves notice on the other for protection;

(ii)	The other Party provides such protection after receiving the notice;

(iii)	The Party seeking protection initiates a legal proceeding for protection, and the other Party provides the protection requested after such legal proceeding is over.

13.	LIABILITY EXEMPTION

Neither Party shall be excused from liability for the other Party’s loss resulting from its negligence or breach.

14.	COSTS AND EXPENSES

Unless otherwise stated herein, each Party hereto agrees to assume the costs it incurs in connection with its obligations and duties hereunder in accordance with this Agreement.

15.	RELATIONSHIP BETWEEN THE PARTIES

Party A and Party B are independent entities at any and all times, and this Agreement shall not be deemed to have built between them an agency or other relationship.

16.	NO TRANSFER

Without the written consent of the other Party, neither Party shall transfer its rights and obligations hereunder to any third party.

17.	LEGAL COMPLIANCE

Party B undertakes that it will comply with the laws of the Territory in its operations.

18.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of People’s Republic of China.

19.	SETTLEMENT OF DISPUTES

If any dispute shall arise in connection with this Agreement, the parties may solve the disputes by good faith negotiations. If the dispute cannot be resolved through good faith negotiations, either party may submit the dispute to be resolved by People’s Court of Shanghai Xuhui District

20.	JUDICIAL PROCEEDING

The proceedings for disputes settlement shall take place in Shanghai. The cost of judicial proceeding shall be borne by the losing party including but not limited to attorney fees.

21.	NOTICE

Notices and other communications hereunder shall be in writing and shall be sent by any of the following means at the discretion of the sender: (a) personal delivery; (b) registered mail; (c) express mail services, (d) fax, with a confirmation slip, or (e) e-mail, with a confirmation message. In the absence of any evidence to the contrary, notices and other documents shall be deemed to have been given when (x) signed by the addressee or the delivery person; (y) five days after delivery to the mail services, (z) the day of transmission for emailed or faxed documents. Neither Party shall change its mailing address without serving a five-day prior notice on the other.

22.	CAPTIONS

Captions and chapters are for convenience of reference only and shall not affect the contents of this Agreement or interpretation thereof.

23.	SUPPLEMENTARY DOCUMENTS

Supplementary documents signed by the parties after further negotiation shall be of the same legal effect as this Agreement.

24.	VALIDITY

In the event that some provisions of this Agreement are unenforceable or invalid, the parties shall amend such provisions after consultation and make this Agreement valid and enforceable. If the amended provisions fail to make this Agreement valid and enforceable, the parties shall enter into another valid and enforceable agreement with respect to the matters hereunder to guarantee the valid enforcement of the agreement.

25.	WAIVERS

At any time, failure on the part of either party to exercise its rights hereunder shall not constitute a waiver of such right.

26.	ENTIRE AGREEMENT

This Agreement revokes and supersedes all prior documents arising from negotiations and communications between the parties and is intended as a final entire agreement of the Platform Software license for the Platform Software listed on Exhibit A.

27.	TERM

This Agreement becomes effective immediately after executed and will keep being effective until December 31, 2015

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IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives on the date first set forth above.

PARTY A: SHANGHAI JUHUO NETWORK TECHNOLOGY CO., LTD.

By:

PARTY B: SHANGHAI GIANT NETWORK TECHNOLOGY CO., LTD.

By: